Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2018 Third Quarter Results

MONROVIA, Calif., March 6, 2018 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its third quarter ended January  27, 2018.

“The AeroVironment team continued to execute our fiscal 2018 plan effectively, increasing third quarter revenue by 20 percent year-over-year and generating funded backlog of $123.5 million, which gives us full visibility to the midpoint of our annual revenue guidance range of $290 million.  The Tax Relief and Jobs Act of 2017 reduced our federal income tax rate and the value of deferred tax credits, resulting in an estimated $0.13 reduction in third quarter earnings per share to a loss of $0.04,” said Wahid Nawabi, AeroVironment chief executive officer.  “In the third quarter we entered into a $100 million joint venture with SoftBank Corp. to launch our global, stratospheric broadband communication business.  Our joint venture has signed a $65 million contract with AeroVironment to demonstrate the next generation solar High-Altitude Pseudo-Satellite, or HAPS.  Our core unmanned aircraft systems business secured its largest-ever international contract, valued at $44.5 million, reflecting continued strong international demand for our market-leading small UAS family of systems.  We remain committed to delivering transformational innovations to our customers and creating significant value for our stockholders.“

FISCAL 2018 THIRD QUARTER RESULTS

Revenue for the third quarter of fiscal 2018 was $63.9 million, an increase of 20%  from third quarter fiscal 2017 revenue of $53.2 million. The increase in revenue resulted from an increase in sales in our Unmanned Aircraft Systems (UAS) segment of $11.5 million, partially offset by a decrease in sales in our Efficient Energy Systems (EES) segment of $0.8 million.

Gross margin for the third quarter of fiscal 2018 was $20.6 million, an increase of 6%  from third quarter fiscal 2017 gross margin of $19.4 million. The increase in gross margin was primarily due to an increase in product margin of $4.2 million, partially offset by a decrease in service margin of $3.0 million. As a percentage of revenue, gross margin decreased to 32% from 36%. The decrease in gross margin percentage was primarily due to a decrease in service gross margin resulting from a  lower service margin on a UAS program due to unfavorable cost adjustments and an unfavorable sales mix.

Loss from operations for the third quarter of fiscal 2018 was $0.2 million, a decrease from third quarter fiscal 2017 loss from operations of $1.4 million. The decrease in the loss from operations was primarily a result of an increase in gross margin of $1.2 million and a decrease in research and development (R&D) expense of $0.7 million, partially offset by an increase in selling, general and administrative (SG&A) expense of $0.7 million.

Other income, net, for the third quarter of fiscal 2018 was $0.4 million compared to other income, net of $0.4 million for the third quarter of fiscal 2017.

Provision for income taxes for the third quarter of fiscal 2018 was $0.6 million compared to a  provision for income taxes of $1.1 million for the third quarter of fiscal 2017.  The provision for income taxes for the third quarter of fiscal 2018 included the impact of the Tax Cut and Jobs Act of 2017,  inclusive of a reduction in the blended fiscal year 2018 federal statutory tax rate from 35% to 30.4% and an estimated $3.1 million one-time expense resulting from the remeasurement of our deferred tax assets and liabilities.

Equity method investment activity, net of tax, for the third quarter of fiscal 2018 was a loss of $0.4 million compared to equity method investment activity, net of tax loss of $8,000 for the third quarter of fiscal 2017. The increase was due to the equity method loss associated with our investment in HAPSMobile, Inc. joint venture formed in December 2017.

Net loss attributable to AeroVironment for the third quarter of fiscal 2018 was  $0.8 million, a decrease from third quarter fiscal 2017 net loss of $2.2 million.

Loss per share for the third quarter of fiscal 2018 was  $0.04 compared to loss per share for the third quarter fiscal 2017 of $0.09.

FISCAL 2018 YEAR-TO-DATE RESULTS

Revenue for the first nine months of fiscal 2018 was $181.5 million, an increase of 30%  from the first nine months’ fiscal 2017 revenue of $139.5 million. The increase in revenue resulted from an increase in sales in our UAS segment of $40.5 million and an increase in our EES segment of $1.6 million.

Gross margin for the first nine months of fiscal 2018 was $63.2 million, an increase of 46% from the first nine months’ fiscal 2017 gross margin of $43.5 million. The increase in gross margin was due to an increase in product margin of $23.3 million, partially offset by a decrease in service margin of $3.5 million. As a percentage of revenue, gross margin increased to 35% from 31%. The increase in gross margin percentage was primarily due to an increase in revenue and an increase in the proportion of product sales to total revenue.

Income from operations for the first nine months of fiscal 2018 was $0.9 million, an increase from the first nine months’ of fiscal 2017 loss from operations of $21.5 million. The increase in income from operations was the result of an increase in gross margin of $19.8 million and a decrease in R&D expense of $4.1 million, partially offset by an increase in SG&A expense of $1.5 million. During the second quarter of fiscal 2018, we recorded impairment charges totaling $1.0 million to the identifiable intangible assets and goodwill of Altoy, our Turkish majority-owned subsidiary.

Other income, net, for the first nine months of fiscal 2018 was $1.3  million compared to other income, net, for the first nine months of fiscal 2017 of $0.8 million.

Provision for income taxes for the first nine months of fiscal 2018 was $0.3 million compared to a benefit for income taxes of $2.8 million for the first nine months of fiscal 2017.  The provision for income taxes for the first nine months of fiscal 2018 included the impact of the Tax Cut and Jobs Act of 2017, including a reduction in the blended fiscal year 2018 federal statutory tax rate from 35% to 30.4% and an estimated $3.1 million one-time expense resulting from the remeasurement of our deferred tax assets and liabilities.

Equity method investment activity, net of tax, for the first nine months of fiscal 2018 was a loss of $0.4 million compared to equity method investment activity, net of tax loss of $0.1 million for the first nine months of fiscal 2017. The increase was due to the equity method loss associated with our investment in HAPSMobile, Inc. joint venture formed in December 2017.

Net income attributable to AeroVironment for the first nine months of fiscal 2018 was $1.7 million, an increase  from the first nine months of fiscal 2017 net loss of $18.0 million.

Earnings per diluted share for the first nine months of fiscal 2018 was $0.07 compared to loss per share for the first nine months of fiscal 2017 of $0.78.

BACKLOG

As of January 27, 2018, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $123.5 million compared to $78.0 million as of April 30, 2017.

FISCAL 2018 — OUTLOOK FOR THE FULL YEAR

For fiscal 2018, the company continues to expect to generate revenue of between $280 million and $300 million, and earnings per diluted share of between $0.45 and $0.65.

The foregoing estimates are forward looking and reflect management's view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, March 6, 2018, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Wahid Nawabi, president and chief executive officer, Teresa P. Covington, chief financial officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (800) 708-4540 (U.S.) and enter the passcode 46503973 or (847)  619-6397 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company's website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday, March 6, 2018, at approximately 4:00 p.m. Pacific Time through Tuesday, March  13, 2018, at 11:59 p.m. Pacific Time.  Dial (888) 843-7419 and enter the passcode 46503973. International callers should dial (630) 652-3042 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment (NASDAQ: AVAV) provides customers with more actionable intelligence so they can proceed with certainty. Based in California, AeroVironment is a global leader in unmanned aircraft systems, tactical missile systems and electric vehicle charging and test systems, and serves militaries, government agencies, businesses and consumers. For more information visit www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; availability of U.S. government funding for defense procurement and R&D programs; changes in the timing and/or amount of government spending; risks related to our international business, including compliance with export control laws; potential need for changes in our long-term strategy in response to future developments; unexpected technical and marketing difficulties inherent in major research and product development efforts; the impact of potential security and cyber threats; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors and increased competition; failure of the markets in which we operate to grow; uncertainty in the customer adoption rate of commercial use unmanned aircraft systems and electric vehicles; failure to remain a market innovator and create new market opportunities; changes in significant operating expenses, including components and raw materials; failure to develop new products; the extensive regulatory requirements governing our contracts with the U.S. government; product liability, infringement and other claims; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow –

AeroVironment, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	January 27,	January 28,	January 27,	January 28,
	2018	2017	2018	2017
Revenue:
Product sales	$49,204	$36,746	$133,228	$81,833
Contract services	14,731	16,417	48,298	57,664
	63,935	53,163	181,526	139,497
Cost of sales:
Product sales	31,911	23,641	86,142	58,060
Contract services	11,438	10,171	32,168	37,986
	43,349	33,812	118,310	96,046
Gross margin:
Product sales	17,293	13,105	47,086	23,773
Contract services	3,293	6,246	16,130	19,678
	20,586	19,351	63,216	43,451
Selling, general and administrative	13,500	12,788	41,295	39,838
Research and development	7,314	7,988	21,047	25,105
(Loss) income from operations	(228)	(1,425)	874	(21,492)
Other income (expense):
Interest income, net	545	390	1,489	1,162
Other expense, net	(108)	(38)	(159)	(357)
Income (loss) before income taxes	209	(1,073)	2,204	(20,687)
Provision (benefit) for income taxes	628	1,102	277	(2,809)
Equity method investment activity, net of tax	(418)	(8)	(418)	(119)
Net (loss) income	(837)	$(2,183)	1,509	(17,997)
Net loss attributable to noncontrolling interest	9	—	238	—
Net (loss) income attributable to AeroVironment	$(828)	$(2,183)	$1,747	$(17,997)
Net (loss) income per share attributable to AeroVironment:
Basic	$(0.04)	$(0.09)	$0.07	$(0.78)
Diluted	$(0.04)	$(0.09)	$0.07	$(0.78)
Weighted-average shares outstanding:
Basic	23,515,622	23,082,974	23,443,673	23,029,546
Diluted	23,515,622	23,082,974	23,774,946	23,029,546

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	January 27,	April 30,
	2018	2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$112,304	$79,904
Short-term investments	109,543	119,971
Accounts receivable, net of allowance for doubtful accounts of $1,360 at January 27, 2018 and $291 at April 30, 2017	25,690	74,361
Unbilled receivables and retentions	24,961	14,120
Inventories, net	77,327	60,076
Income taxes receivable	292	—
Prepaid expenses and other current assets	5,138	5,653
Total current assets	355,255	354,085
Long-term investments	38,822	42,096
Property and equipment, net	21,626	19,220
Deferred income taxes	14,837	15,089
Other assets	2,305	2,010
Total assets	$432,845	$432,500
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,249	$20,283
Wages and related accruals	15,090	12,966
Income taxes payable	—	1,418
Customer advances	3,555	3,317
Other current liabilities	8,651	10,079
Total current liabilities	40,545	48,063
Deferred rent	1,589	1,719
Capital lease obligations - net of current portion	7	161
Other non-current liabilities	184	184
Deferred tax liability	67	116
Liability for uncertain tax positions	64	64
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares—10,000,000; none issued or outstanding at January 27, 2018 and April 30, 2017	—	—
Common stock, $0.0001 par value:
Authorized shares—100,000,000
Issued and outstanding shares—23,906,043 shares at January 27, 2018 and 23,630,419 at April 30, 2017	2	2
Additional paid-in capital	168,735	162,150
Accumulated other comprehensive loss	(25)	(127)
Retained earnings	221,676	219,929
Total AeroVironment stockholders' equity	390,388	381,954
Noncontrolling interest	1	239
Total equity	390,389	382,193
Total liabilities and stockholders’ equity	$432,845	$432,500

AeroVironment, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended
	January 27,	January 28,
	2018	2017
Operating activities
Net income (loss)	$1,509	$(17,997)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	5,605	5,188
Loss from equity method investments	418	119
Impairment of long-lived assets	255	—
Provision for doubtful accounts	1,102	115
Impairment of intangible assets and goodwill	1,021	—
(Gains) losses on foreign currency transactions	(36)	272
Deferred income taxes	175	(698)
Stock-based compensation	3,899	2,736
Tax benefit from exercise of stock options	—	22
Loss on disposition of property and equipment	15	37
Amortization of held-to-maturity investments	1,250	1,827
Changes in operating assets and liabilities:
Accounts receivable	47,652	32,553
Unbilled receivables and retentions	(10,841)	4,079
Inventories	(17,251)	(31,320)
Income tax receivable	(292)	(2,487)
Prepaid expenses and other assets	472	(1,190)
Accounts payable	(6,684)	(3,170)
Other liabilities	(153)	(4,510)
Net cash provided by (used in) operating activities	28,116	(14,424)
Investing activities
Acquisition of property and equipment	(8,450)	(7,586)
Equity method investments	(1,860)	—
Redemptions of held-to-maturity investments	163,813	93,208
Purchases of held-to-maturity investments	(151,740)	(122,978)
Proceeds from the sale of property and equipment	—	7
Redemptions of available-for-sale investments	450	400
Net cash provided by (used in) investing activities	2,213	(36,949)
Financing activities
Principal payments of capital lease obligations	(231)	(291)
Tax withholding payment related to net settlement of equity awards	(389)	—
Exercise of stock options	2,691	655
Net cash provided by financing activities	2,071	364
Net increase (decrease) in cash and cash equivalents	32,400	(51,009)
Cash and cash equivalents at beginning of period	79,904	124,287
Cash and cash equivalents at end of period	$112,304	$73,278
Supplemental disclosures of cash flow information
Cash paid, net during the period for:
Income taxes	$1,812	$1,786
Non-cash activities
Unrealized gain on investments, net of deferred tax expense of $29 and $6, respectively	$42	$32
Reclassification from share-based liability compensation to equity	$384	$307
Change in foreign currency translation adjustments	$62	$—
Acquisitions of property and equipment included in accounts payable	$332	$408

AeroVironment, Inc.

Reportable Segment Results are as Follows (Unaudited)

(In thousands)

	Three Months Ended		Nine Months Ended
	January 27,	January 28,	January 27,	January 28,
	2018	2017	2018	2017
Revenue:
UAS	$53,433	$41,894	$153,671	$113,220
EES	10,502	11,269	27,855	26,277
Total	63,935	53,163	181,526	139,497
Cost of sales:
UAS	36,130	25,530	98,355	76,549
EES	7,219	8,282	19,955	19,497
Total	43,349	33,812	118,310	96,046
Gross margin:
UAS	17,303	16,364	55,316	36,671
EES	3,283	2,987	7,900	6,780
Total	20,586	19,351	63,216	43,451
Selling, general and administrative	13,500	12,788	41,295	39,838
Research and development	7,314	7,988	21,047	25,105
(Loss) income from operations	(228)	(1,425)	874	(21,492)
Other income (expense):
Interest income, net	545	390	1,489	1,162
Other expense, net	(108)	(38)	(159)	(357)
Income (loss) before income taxes	$209	$(1,073)	$2,204	$(20,687)

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

ir@avinc.com